Exhibit 10.4

English Summary of the Lease Agreement dated as of January 18, 2015 by and between Mishorim Kiriyat Hamada Rehovot Ltd. (the “Landlord”) and Todos Medical Ltd. (the “Company”) (the “Lease Agreement”).

•	Subject Matter of the Lease Agreement: Unprotected Lease of Office Space and Parking Spaces for the purpose of conducting business in the Hi-Tech field. Premises are located in Rehovot, Israel.

•	Term of Original Lease:

•	The term of the Lease is twelve (12) months commencing on February 1, 2015 and ending January 31, 2016 (the "Original Lease"). Under the Original Lease, the Company was given an option to extend the term of the lease, by a twenty four (24)-month period (subject to certain prior notices to the Landlord). The Company exercised the option. The Landlord may terminate the Lease Agreement for any material breach not cured within the time specified in the Lease Agreement, transfer of the rights under the Lease Agreement by the Company, use of the Property for any purpose other than permitted under the Lease Agreement or liquidation/insolvency of the Company.

•	The term of the lease of all parking spaces leased by the Company from time to time is linked to the lease term of the main premises.

•	Premises Covered by the Lease Agreement:

•	Property – Under the Lease, the Company leased 108 square meters (gross).

•	Parking – The Company leases two (2) parking spaces.

•	Monthly Rental Fees:

•	Under the Lease, during the original lease term the Company was to pay monthly rental fees of NIS 6,780 (for the Property, parking spaces and management fees) During the option period, the monthly rental fee increased to NIS 7,000. Rental fees are linked to the Consumer Price Index published by the Central Bureau of Statistics in Israel (the “Index”) with the base Index as published on February 15, 2015 provided that the rental fees shall not be less than the nominal values as paid during the original term of lease.

•	Guarantees –

•	An autonomous unconditioned bank guarantee in the sum of NIS 20,000, linked to the Index.

•	Other Terms under the Lease Agreement:

•	The Company has a right to sub-lease the premises (or any portion thereof), subject to the Landlord’s prior written consent (not to be unreasonably withheld).

•	Similar to other lease agreements, the Company agreed to assume responsibility for all fees, municipal or local taxes, utility payments, etc.; provided that the Landlord shall bear any and all taxes and fees, which by their nature are levied on property owners.

•	Similar to other lease agreements, each party has agreed to assume responsibility for any damage, injury or loss (bodily or otherwise) resulting from any act, omission or negligence on its part, and with respect of the Company – relating to its use of the property being leased.

•	The Lease Agreement further includes terms concerning the following non-material matters:

•	Renovations – Generally, the Company may not perform any major renovations on the premises without prior written authorization from the Landlord.

•	Late Rental Fees – In the event the Company fails to pay any of its rental fees on time, the amount overdue accrues interest based on Bank Leumi LeIsrael Ltd.’s standard rate for unauthorized overdrafts starting from the sixth day following the payment due date until the actual date of payment.

•	Termination of the lease, vacating of premises and fixtures – Upon the termination of the Lease Agreement, the Company shall vacate the premises from any person or object which is not owned by the Landlord and return it to the Landlord in an undamaged, usable state. The Company has sole discretion to remove any fixtures, provided such removal does not damage the premises and provided that the Landlord will have no duty to compensate the Company for fixtures which it decides to leave.